[Letterhead of Ryan, Russell, Ogden & Seltzer LLP]





                                                                     Exhibit F-2









                                                December 10, 1998


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

         Re:  Metropolitan Edison Company -
              Application on Form U-1
              SEC File No. 70-9329
              -------------------------------

Ladies and Gentlemen:

            We have examined the Application on Form U-1, dated July 14, 1998, under the Public Utility Holding Company Act of 1935 (the "Act"), filed by Metropolitan Edison Company ("Met-Ed") with the Securities and Exchange Commission ("Commission") and docketed in SEC File No. 70-9329, as amended by Amendment No. 1 thereto, dated this date, of which this opinion is to be a part. (The Application, as so amended and as thus to be amended, is hereinafter referred to as the "Application").

            The Application contemplates, among other things, the organization by Met-Ed of a special purpose Delaware business trust ("Met-Ed Trust"), which will issue and sell up to $125 million aggregate liquidation value of preferred beneficial interests, in the form of Trust Securities (the "Trust Securities"). Each Trust Security will represent a cumulative preferred security ("Preferred Securities") of a Delaware limited partnership ("Met-Ed Capital"), which will be a special purpose indirect subsidiary of Met-Ed. The proceeds, together with the capital contribution of Met-Ed Capital's general partner, Met-Ed Preferred Capital II, Inc., a wholly owned subsidiary of Met-Ed, will be used to purchase subordinated debentures issued by Met-Ed (the "Subordinated Debenture"). Met-Ed will guarantee (the "Guarantee") the payment by Met-Ed Capital of distributions on the Preferred Securities and of amounts due upon liquidation of Met-Ed Capital or redemption of the Preferred Securities, all to the extent set forth in the Guarantee. The Trust Securities are to be issued by Met-Ed Trust pursuant to an Amended and Restated Trust Agreement (the "Trust Agreement"), the Preferred Securities are to be issued by Met-Ed Capital pursuant to an Amended and


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Securities and Exchange Commission
December 10, 1998
Page 2



Restated Limited Partnership Agreement and one or more Actions thereunder (collectively, the "Limited Partnership Agreement") and the Subordinated Debentures are to be issued by the Company pursuant to an indenture between the Company and United States Trust Company of New York, as Trustee (the "Debenture Indenture").

            We have been counsel to Met-Ed, a Pennsylvania corporation, for many years. In such capacity, we have participated in various proceedings relating to Met-Ed and we are familiar with the terms of the outstanding securities of Met-Ed.

            We have participated in the preparation of or examined such records of Met-Ed, Met-Ed Capital and Met-Ed Trust and such other instruments, documents, certificates and agreements, including the forms of Limited Partnership Agreement, Trust Agreement and Debenture Indenture. We have also examined the securities certificate and application filed by Met-Ed with the Pennsylvania Public Utility Commission ("PaPUC") and the Opinion and Order of the PaPUC, dated August 27, 1998 registering the securities certificate and formation of Met-Ed Preferred Capital II, Inc. In addition, we have examined such other instruments, agreements and documents and made such further investigation, as we have deemed necessary as a basis for this opinion.

            Based upon the foregoing, and assuming that the transactions therein proposed are carried out in accordance with the Application, we are of the opinion that when (i) the Commission shall have entered an order forthwith granting the Application, (ii) all necessary corporate, trust and partnership action required on the part of Met-Ed, Met-Ed Trust, Met-Ed Preferred Capital II, Inc., and Met-Ed Capital shall have been duly taken, (iii) all action under state "Blue Sky" laws to permit the consummation of the proposed transactions shall have been completed, and (iv) the certificates representing the Trust Securities, Preferred Securities and Subordinated Debentures are, upon issuance thereof, duly signed, countersigned and authenticated, as may be necessary, and assuming that the Trust Securities, Preferred Securities and Subordinated Debentures are issued and sold under circumstances which are permitted under
Section 12(f) of the Act and Rule 70 of the General Rules and Regulations under the Act:

                  (a)  all   Pennsylvania   laws   applicable  to  the  proposed
transactions will have been complied with;


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Securities and Exchange Commission
December 10, 1998
Page 3



                  (b) Met-Ed, the proposed issuer of the Subordinated Debentures and the Guarantee, is validly organized and duly existing;

                  (c) upon payment of the purchase price therefor by the purchasers thereof, the Subordinated Debentures will be the valid and binding obligations of Met-Ed in accordance with their terms, and the Guarantee will be the valid and binding obligation of Met-Ed in accordance with its terms subject, in each case, to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors rights generally

(including, without limitation, the Atomic Energy Act and applicable regulations
of  the  Nuclear  Regulatory   Commission   thereunder)  and  general  equitable
principles; and

                  (d) the consummation of the proposed transactions will not violate the legal rights of the holders of any securities issued by Met-Ed or any "associate company" thereof, as defined in the Act.

            We hereby consent to the filing of this opinion as an exhibit to the Application and in any proceedings before the Commission that may be held in connection therewith. The firm of Berlack, Israels & Liberman LLP is authorized to rely on this opinion, dated the date hereof, which is being filed as Exhibit F-1 to the Application.

                                Very truly yours,





                              RYAN,RUSSELL,OGDEN & SELTZER LLP